Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Clifford Martin
Vice President and Chief Financial Officer
(609) 716-8220

AMREP REPORTS FISCAL 2016 RESULTS

Princeton, New Jersey, July 29, 2016 – AMREP Corporation (the “Company”) (NYSE: AXR) today reported a net loss of $10,224,000, or $1.27 per share, for its 2016 fiscal year ended April 30, 2016 compared to net income of $11,320,000, or $1.43 per share, in 2015. Results for 2016 were solely from continuing operations. Results for 2015 consisted of (i) a net loss from continuing operations of $3,584,000, or $0.45 per share, and (ii) net income from discontinued operations of $14,904,000, or $1.88 per share. Revenues for 2016 were $41,664,000 compared to $49,790,000 in 2015.

The net loss from continuing operations for 2016 included pre-tax, non-cash impairment charges of $10,406,000 ($6,556,000 after tax, or $0.81 per share) while the results from continuing operations for 2015 included pre-tax, non-cash impairment charges of $2,580,000 ($1,625,000 after tax, or $0.21 per share). The 2016 impairment charges included a $7,900,000 write-down of certain long-lived assets of the Fulfillment Services business. The remaining 2016 impairment charges of $2,506,000, as well as the 2015 impairment charges, primarily reflected the write-down of certain real estate inventory in New Mexico and discontinuance of the development of certain software in the Fulfillment Services business. Excluding the impairment charges in both years, results of continuing operations for 2016 were a net loss of $3,668,000, or $0.46 per share, compared to a net loss of $1,959,000, or $0.25 per share, for 2015.

In commenting on 2016’s results, the Company’s Chairman, Edward B. Cloues, II, said that “With the booking of the non-cash impairment charges of $10,406,000, the Company has completed a restructuring of its business and balance sheet that began in fiscal year 2014. We have exited three businesses (magazine distribution, product packaging and fulfillment, and staffing), eliminated a very significant negative working capital position, reduced debt and balance sheet risk, and simplified our organization. This was a major task, and it was accomplished despite headwinds from our real estate business that was suffering through a severe industry downturn that began several years ago and is only now beginning to recede. Going forward, our focus will be on running our two remaining operations – real estate and fulfillment and contact center services – and seeking out opportunities for growth.”

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers, and its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area.

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AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2016	2015

Revenues	$41,664,000	$49,790,000

Net income (loss):
Continuing Operations	$(10,224,000)	$(3,584,000)
Discontinued Operations	$-	$14,904,000
	$(10,224,000)	$11,320,000

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$(1.27)	$(0.45)
Discontinued Operations	$-	$1.88
	$(1.27)	$1.43

Weighted average number of common shares outstanding	8,037,000	7,919,000